Exhibit 3.386

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

DCT GREENS CROSSING LP

The undersigned on the             day of June, 2005, desiring to amend and restate the Agreement of Limited Partnership of DCT Greens Crossing LP (the “Agreement”), originally formed on April 29, 2005, do hereby certify as follows:

ARTICLE I

FORMATION OF LIMITED PARTNERSHIP

Section 1.1 Formation of Partnership and Business Purposes. Dividend Capital Operating Partnership LP, a Delaware limited partnership, as the limited partner (the “Limited Partner”), and DCT Greens Crossing GP LLC, a Delaware limited liability company, as the general partner (the “General Partner”) (the Limited Partner and General Partner are sometimes herein collectively referred to as the “Partners”) have formed on April 29, 2005 DCT Greens Crossing LP (the “Partnership”) as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Act”). The purpose and business of the Partnership shall be solely to acquire, improve, lease, operate, manage, own, hold for investment and sell or otherwise dispose of the Partnership Property and to engage in any and all other activities as may be necessary in connection with the foregoing. The Partnership shall engage in no other business, it shall have no other purpose, it shall not own or acquire any real or personal property other than property related to the Partnership Property or in the furtherance of the purposes of the Partnership as stated herein, and it shall not incur, create, or assume any indebtedness or liabilities, secured or unsecured, direct or contingent, other than (i) the Loan and (ii) unsecured indebtedness that represents trade payables or accrued expenses occurring in the normal course of business of owning and operating the Partnership Property that are due and payable within thirty (30) days after the date incurred until such tune as the Loan is paid in full.

Section 1.2 Name and Location. The name of the Partnership is “DCT Greens Crossing LP”. The address of the registered office of the Partnership in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is Corporation Service Company. The principal office of the Partnership is 518 17th Street, Suite 1700, Denver, Colorado 80202, or such other place as the General Partner may from time to time designate by notice to the Limited Partner. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 1.3 Term of the Partnership. The Partnership shall continue in existence until December 31, 2055, unless sooner terminated pursuant to amendment or as hereinafter set forth in Article IX.

Section 1.4 Name and Address of the Partners; Percentage Interests. The names and addresses of the Partners and their respective Percentage Interests are specified in Exhibit A attached hereto.

ARTICLE II

DEFINITIONS

Section 2.1 Definitions. As used herein, the following definitions have the meanings ascribed:

“Affiliate” shall mean a person or entity that directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under the common control of or with the person or entity specified.

“Agreement” or “Partnership Agreement” shall mean this Agreement of Limited Partnership as it may be amended, supplemented or restated from time to time.

“Bankruptcy” or “Insolvency” shall be deemed to have occurred with respect to any Partner if such Partner shall file in any court pursuant to any statute of the United States or of any state a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or a trustee of all or a material portion of such Partner’s property, or if any such Partner shall make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they fall due or seek, consent to or acquiesce in the appointment of a trustee, receiver or liquidator of any material portion of its property. If there shall be filed against any Partner in any court pursuant to any statute of the United States or of any state a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of such Partner’s property, and within sixty days after the commencement of any such proceeding, such petition shall not have been dismissed, then such Partner against whom such petition has been filed shall be bankrupt or insolvent for purposes of this Agreement. In addition, if the whole or any portion of the interest of any Partner in the Partnership is subject to levy or attachment, and such levy or attachment is not released or discharged within sixty days, such Partner shall be deemed bankrupt or insolvent for purposes of this Agreement.

“Capital Account” shall mean the account maintained for each Partner in accordance with tax accounting principles, which account (i) is increased by the amount of cash and the fair market value of property contributed to the Partnership as shown on the books of the Partnership upon such contribution (net of liabilities assumed by the Partnership and liabilities to which such contributed property is subject) by such Partner and such Partner’s share of Profits (including income exempt from tax), and (ii) is decreased by the amount of cash and the fair market value of property distributed to such Partner as shown on the books of the Partnership (net of liabilities assumed by such Partner and liabilities to which such distributed property is subject) and such Partner’s share of Losses.

“Contributions” shall mean in the case of each Partner, any cash contributed to the capital of the Partnership by such Partner, including any Initial Contributions and any Additional Contributions.

“Control” shall mean, (i) whether directly or indirectly, ownership or control of the power to vote ten percent (10%) or more of the outstanding equity interests of any such entity, directly or indirectly, (ii) the control in any manner of the election of more than one director or trustee (or persons exercising similar functions) of such entity, or (iii) the possession of the power to direct or cause the direction of the management and/or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise;

“Dissolution” or “Termination” shall be deemed to have occurred upon the earlier of (i) the adoption of a plan of liquidation by a Partner or (ii) the effective date of dissolution in accordance with applicable statutory law and (iii) the date of dissolution or termination of a Partner in accordance the provisions of the governing instruments of such Partner or applicable statutory law.

“Interest” shall mean the entire ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

“Lender” shall mean Wells Fargo Bank, N.A. f/k/a Wells Fargo Bank Minnesota, N.A., as trustee for the registered holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CKS4.

“Loan” shall mean the assumption of that certain loan in the original principal amount of $7,500,000 evidenced by that certain Promissory Note dated as of September 19, 2002, executed by Stebbins Green Business Center, L.P., Stebbins Circle Corporation, and Stebbins Green Corner, L.P., as the Original Borrowers, and payable to the order of Key Bank National Association. In connection with the purchase of the Partnership Property, the Partnership shall assume the Loan.

“Net Cash Flow” shall mean, with respect to any fiscal period, all cash revenue and funds received by the Partnership (other than funds received as capital contributions) in such period, less the sum of the following (to the extent not made from funds received as capital contributions): (i) all sums paid to lenders in such period, (ii) all cash expenditures (including capital expenditures) made by or on behalf of the Partnership in such period incident to the normal operation of the Partnership’s business, and (iii) cash reserves deemed appropriate by the General Partner.

“Partnership Property” shall mean the real property known as 835, 845 and 855 Greens Parkway, commonly known as Greens Crossing Business and Technology Center Phases I, II and III, located in Houston, Harris County, Texas and any personal (tangible or intangible) property acquired by the Partnership in connection with the acquisition of the real property described in this paragraph.

“Percentage Interests” shall mean the interest of a Partner as set forth in Exhibit A attached hereto.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

“Profits” or “Losses” shall mean the profits or losses of the Partnership for Federal income tax purposes including, without limitation, each item of Partnership income, gain, loss or deduction.

ARTICLE III

CAPITAL

Section 3.1 Contributions of General Partner and Limited Partner. The General Partner and the Limited Partner are deemed to have contributed to the capital of the Partnership the amounts set forth in Exhibit A attached hereto (“Initial Contributions”).

Section 3.2 Additional Contributions. No Partner shall be obligated to make any additional Contribution (“Additional Contributions”) to the Partnership but may, upon consent of all Partners, make Additional Contributions, in which case the Partners’ respective Capital Accounts and Percentage Interests shall be adjusted accordingly.

ARTICLE IV

DISTRIBUTIONS OF NET CASH FLOW

The Net Cash Flow of the Partnership for each calendar year, shall be distributed to the Partners from time to time, in the discretion of the General Partner, in accordance with the Percentage Interests of the Partners.

ARTICLE V

ALLOCATION OF PROFITS, LOSSES OR CREDITS

The Profits and Losses of the Partnership shall be allocated to the Partners in accordance with the Percentage Interests. All Profits or Losses and tax credits from the Partnership for a fiscal year allocable with respect to any Interests which may have been assigned during such fiscal year shall be allocated between the assignor and assignee based upon the number of days in the year that each was recognized as the owner of the Interest, without regard to results of the operations of the Partnership during such fiscal year and without regard to whether cash distributions were made to the assignor or assignee.

ARTICLE VI

CONDUCT OF OPERATIONS

Section 6.1 Management. The General Partner shall have full and exclusive management and control of the business of the Partnership. The General Partner shall devote such time to the business of the Partnership as it deems necessary. In addition to other rights and powers, the General Partner is expressly authorized to (a) employ, engage or contract with entities, including its Affiliates, in the operation and management of the Partnership; (b) borrow money for Partnership purposes; (c) purchase, sell, pledge, hypothecate, and mortgage Partnership Property; and (d) take any other actions which the General Partner deems appropriate.

Section 6.2 Accounting and Tax Matters. The General Partner shall keep proper and usual books and records pertaining to the Partnership’s business in accordance with generally accepted accounting principles. The books and records and all files of the Partnership shall be kept at its principal office. The General Partner shall prepare and furnish to the Limited Partners promptly after the close of each fiscal year an unaudited statement, certified by the General Partner, showing the operations of the Partnership for such fiscal year, including a balance sheet and statement of income or loss and changes in financial position for such fiscal year, the balance of each Limited Partner’s Capital Account, the unpaid balance due under all obligations of the Partnership and all other information reasonably requested by any Partner. The Limited Partners, and the authorized agents thereof, shall have the right at all reasonable times to audit, examine and make copies or extracts from the Partnership books of account. Federal, state and local income tax returns of the Partnership shall be prepared and timely filed by the General Partner. Copies of the tax returns shall be furnished to the Limited Partners prior to filing thereof. The General Partner is hereby designated the tax matters partner of the Partnership.

Section 6.3 Mortgage Loan Requirements. Notwithstanding anything in this Agreement to the contrary, unless and until the Loan as evidenced and secured by certain loan documents (“Loan Documents”) including, without limitation, a mortgage, deed of trust or deed to secure debt (the “Security Instrument”) encumbering the Partnership Property, has been paid in full in accordance with the terms and provisions of such Security Instrument and other Loan Documents, the following provisions shall apply:

I. Prohibited Actions.

The Partnership shall not:

(a)	take any “Bankruptcy Action”, which is defined to include without limitation:

(i)	Taking any action that might cause the Partnership to become insolvent;

(ii)	Commencing any case, proceeding or other action on behalf of the Partnership or otherwise seek relief under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors;

(iii)	Instituting proceedings to have the Partnership adjudicated as bankrupt or insolvent;

(iv)	Consenting to the institution of bankruptcy or insolvency proceedings against the Partnership;

(v)	Filing a petition or consenting to a petition seeking reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief of its debts on behalf of the Partnership under any federal or state law relating to bankruptcy;

(vi)	Seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or a substantial portion of its assets or properties;

(vii)	Admitting in writing the Partnership’s inability to pay debts generally as they become due;

(viii)	Making any assignment for the benefit of the Partnership’s creditors; or

(ix)	Taking any action in furtherance of the foregoing;

(b)	dissolve, liquidate or terminate in whole or in part, or consolidate with or merge into any person or entity, or sell, transfer or otherwise dispose of or encumber all or substantially all of its assets, or change its legal structure;

(c)	amend or recommend the amendment of the Partnership Agreement, Certificate of Limited Partnership, or any other formation or organizational document, unless (i) Lender consents to such amendment and (ii) following any securitization of the Loan, the applicable rating agencies confirm in writing that such change will not result in the qualification, withdrawal or downgrade of any securities ratings;

(d)	fail to preserve its existence as an entity duly organized, validly existing and in good standing (if required) under the applicable laws of the jurisdiction of its organization or formation;

(e)	terminate or fail to comply with the provisions of its organizational documents; or

(f)	engage in any business or activity that is inconsistent in any way with the purposes of the Partnership as set forth above.

II. Separateness Covenants.

The Partnership shall at all times:

(a)	not commingle its assets with those of any other entity;

(b)	hold its assets in its own name;

(c)	conduct its own business in its own name;

(d)	maintain its bank accounts, books, records and financial statements in accordance with generally accepted accounting principles, keep such bank accounts, books, records and financial statements separate from those of any other person or entity, and not permit the listing of its assets on the financial statements of any other person or entity;

(e)	maintain its books, records, resolutions and agreements as official records;

(f)	pay its own liabilities out of its own funds;

(g)	maintain adequate capital in light of its contemplated business operations;

(h)	observe all partnership and other organizational formalities;

(i)	maintain an arm’s-length relationship with Affiliates and enter into transactions with Affiliates only on a commercially reasonable basis;

(j)	pay the salaries of its only own employees and maintain a sufficient number of employees in light of contemplated business operations;

(k)	not guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others;

(l)	not acquire the obligations or securities of its Affiliates or owners, including its partners, members or shareholders;

(m)	not make loans or advances to any other person or entity;

(n)	allocate fairly and reasonably any overhead for shared office space;

(o)	use separate stationery, invoices and checks;

(p)	file its own tax returns (unless prohibited by applicable laws from doing so) except to the extent that the Partnership (A) is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations or court orders affecting the Partnership Property and the use thereof or (B) is allowed to file consolidated tax returns, in which case the Partnership may include its taxable income, loss, deductions, gains or other items as part of a consolidated tax return and pay any taxes required to be paid under as all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations or court orders affecting the Partnership Property and the use thereof;

(q)	not pledge its assets for the benefit of any other person or entity;

(r)	hold itself out as a separate entity, and not fail to correct any known misunderstanding regarding its separate identity;

(s)	not identify itself as a division or subsidiary of any other entity; and

(t)	observe the single purpose entity and separateness covenants and requirements set forth in the Security Instrument.

III. Standards Governing Actions.

To the fullest extent permitted by applicable law, the partners shall at all times take into account the interests of the Partnership’s creditors as well as the interests of its partners in connection with all matters subject to the consideration or vote of the partners.

IV. Indemnification.

Any obligations of the Partnership to indemnify its partners are hereby fully subordinated to its obligations respecting the Partnership Property and shall not constitute a claim against the Partnership in the event that cash flow in excess of amounts required to pay holders of any debt pertaining to the Partnership Property is insufficient to pay such obligations.

V. Priority of Distributions.

The Partnership’s assets shall be utilized at all times to satisfy any and all of the Partnership’s obligations and liabilities to Lender in accordance with the Security Instrument and other Loan Documents prior to paying or distributing any of such proceeds to satisfy other obligations or liabilities of the Partnership.

VI. Conflicting Provisions.

To the extent this Section 6.3 conflicts with any other provisions of this Agreement or any other organizational or formation document of the Partnership, this Section 6.3 shall control.

Section 6.4 Other Permissible Activities. Except as expressly set forth herein, neither the General Partner nor the Limited Partners are prevented hereby from engaging in other activities for profit whether similar to the purpose of the Partnership or otherwise and whether or not competitive with the business of the Partnership.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

Section 7.1 Limited Liability. No Limited Partner shall be personally liable for any of the debts of the Partnership or any of the losses thereof beyond the amount contributed or contracted to be contributed by such Limited Partner to the capital of the Partnership.

Section 7.2 Management Responsibility. No Limited Partner, as such, shall take part in the management of the business or transact any business for the Partnership.

Section 7.3 No Authority to Act. No Limited Partner shall have the power to act on behalf of or bind the Partnership.

Section 7.4 Amendments to Partnership Agreement. Amendments to the Partnership Agreement, including the admission of new Partners to the Partnership, shall require the consent of all the Partners.

Section 7.5 Removal of the General Partner, Substitution and Continuation of the Partnership. For cause, the Limited Partners by unanimous written consent may remove the Genera Partner as General Partner of the Partnership. For tins purpose, cause shall mean the Bankruptcy, Insolvency or Dissolution or Termination of the General Partner. Upon removal pursuant to the foregoing, such General Partner shall become a Limited Partner, subject to the prior written consent of all the Partners. A substitute General Partner may be selected by the Limited Partners by unanimous written consent upon the removal of the General Partner.

ARTICLE VIII

TRANSFERABILITY OF PARTNERS’ INTERESTS

No Partner shall withdraw from the Partnership or sell, convey, transfer, assign, pledge or otherwise alienate its Interest in the Partnership, without the prior written consent of all Partners.

ARTICLE IX

DISSOLUTION AND LIQUIDATION

Section 9.1 Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following events:

(a)	The expiration of the term of the Partnership; or

(b)	The withdrawal, Bankruptcy or Insolvency, or Dissolution or Termination, of the General Partner, if no substituted General Partner is elected by the Limited Partners.

Section 9.2 Winding Up and Liquidation of the Partnership. Upon the dissolution of the Partnership, the General Partner, or if it is not available, a liquidator selected by the Limited Partners, shall proceed to wind up the Partnership business. The General Partner or such liquidator, as the case may be, shall apply the Partnership assets, after payment of Partnership debts and liabilities, and the creation of such reserves as the liquidator deems appropriate, to the Partners in accordance with their Percentage Interests.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Notices. Any notices or communications hereunder shall be sent by mail to the Partners at their addresses set forth in Exhibit A attached hereto, as amended from time to time. Notices shall be considered given, and any applicable time shall run, from the date such notice is mailed.

Section 10.2 Applicable Law. Notwithstanding the place where this Agreement may be executed by any party, all the terms and provisions of this Agreement and the validity hereof shall be interpreted under the laws of the State of Delaware.

Section 10.3 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all the Partners had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

Section 10.4 Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of each of the parties, their heirs, devisees, personal representatives, successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Agreement to be signed as of the date first above written.

LIMITED PARTNER:

DIVIDEND CAPITAL OPERATING PARTNERSHIP LP

By:	Dividend Capital Trust Inc., its general partner

By:
Name:
Title:

GENERAL PARTNER:

DCT GREENS CROSSING GP LLC

By:	Dividend Capital Operating Partnership LP, its sole member

	By:	Dividend Capital Trust Inc., its general partner

By:
Name:
Title:

EXHIBIT A

Name and Address	Capital Contribution	Percentage Interest
General Partner
DCT Greens Crossing GP LLC 518 17th Street, Suite 1700 Denver, Colorado 80202	$1.00	0.1%
Limited Partner:
Dividend Capital Operating Partnership LP 518 17th Street, Suite 1700 Denver, Colorado 80202	$999.00	99.9%